Acura Pharmaceuticals
Peter A. Clemens, SVP Investor Relations & CFO
847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. REPORTS
FIRST QUARTER 2008 FINANCIAL RESULTS

Palatine, IL, April 30, 2008: Acura Pharmaceuticals, Inc. (NASDAQ:ACUR) reported net income of $7.4 million, or $0.15 per diluted share for the quarter ending March 31, 2008 compared to a net loss of $9.2 million, or $0.26 loss per diluted share for the same quarter in 2007.

The 2008 results include revenues relating to the license, development and commercialization agreement (the “Agreement”) closed in December, 2007 with King Pharmaceuticals Research and Development, Inc. (“King”), a wholly-owned subsidiary of King Pharmaceuticals, Inc. In 2008 we recognized $17.1 million in revenues including $13.7 million in Program Fee Revenue derived from the non-refundable $30.0 million upfront payment received from King in December, 2007. Program Fee Revenues are being recognized ratably over our estimate of the development period for each of the product candidates identified for development in the Agreement. In addition, in 2008 we recognized $3.4 million in Collaboration Revenue from King’s reimbursement of Acura's research and development expenses for Acurox™ Tablets. The Company's total research and development expenses for the first quarter were $4.1 million and $1.2 million for 2008 and 2007, respectively. The increase was primarily attributable to Phase III clinical development costs for Acurox™ Tablets.

As of April 30, 2008, the Company had cash and cash equivalents of approximately $30 million with no term indebtedness. Our cash reserves are expected to be used to fund the development of additional Aversion® Technology product candidates, to prosecute our pending Aversion® Technology patent applications and to fund related operating and business development expenses.

The Company’s condensed consolidated balance sheets and statements of operations appear below. All reported share and per share data have been adjusted to reflect a one-for-ten reverse stock split effected on December 5, 2007. Detailed financial statements are included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission.

Acurox™ Tablet Development Update

On April 24, 2008, the Company announced completion of patient enrollment for our Acurox™ Tablet pivotal Phase III safety and efficacy study and stated that top line results from this study will be announced by July, 2008. Assuming this Phase III study meets its primary endpoint, the Company expects to submit to the FDA a 505(b)(2) NDA for Acurox™ Tablets prior to the end of 2008. As part of this submission the Company intends to request a priority review of the application by the FDA, although no assurance can be provided that this request will be granted.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, our ability, and the ability of King Pharmaceuticals Research and Development, Inc. and other pharmaceutical companies, if any, with whom we may license our Aversion® Technology, to obtain necessary regulatory approvals and commercialize products utilizing the Aversion® Technology, the ability to avoid infringement of patents, trademarks and other proprietary rights of third parties, and the ability to fulfill the FDA’s requirements for approving our product candidates for commercial manufacturing and distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of our product candidates, the adequacy of the development program for our product candidates, changes in regulatory requirements, adverse safety findings relating to our product candidates, the risk that the FDA may not agree with our analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of our product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials, the regulatory approval process, and commercial supply. You are encouraged to review other important risk factors relating to our operations on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in our filings with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments. Our press releases may be reviewed at www.acurapharm.com.

ACURA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)	(Audited)
	March 31,	December 31,
	2008	2007
Current Assets	$38,403	$44,582
Property, Plant and Equipment, net	1,063	1,046
Total Assets	$39,466	$45,628

Accrued Expenses	311	334
Deferred Program Fee Revenue	12,865	26,574
Stockholders' Equity	26,290	18,720
Total Liabilities and Stockholders' Equity	$39,466	$45,628

ACURA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(Unaudited) For The Three Months Ended March 31,
	2008	2007
Revenues
Program Fee Revenue	$13,707	$-
Collaboration Revenue	3,377	-
Total Revenues	17,084	-

Operating Expenses
Research and Development	4,082	1,196
Marketing, General and Administrative	870	778
Total Operating Expenses	4,952	1,974
Operating Income (Loss)	12,132	(1,974)
Other Income (Expense)
Interest Income (Expense), net	297	(362)
Amortization of Debt Discount	-	(1,692)
Loss on Fair Value Change of Conversion Features	-	(3,483)
Loss on Fair Value Change of Common Stock Warrants	-	(1,668)
Gain on Asset Disposals	-	20
Total Other Income (Expense)	297	(7,185)
Income (Loss) Before Income Tax Expense	12,429	(9,159)
Income Tax Expense	4,980	-
Net Income (Loss)	$7,449	$(9,159)

Income (Loss) Per Common Share Applicable to Common Stockholders
Basic	$0.16	$(0.26)
Diluted	$0.15	$(0.26)
Weighted Average Number of Outstanding Common Shares
Basic	45,657	35,229
Diluted	49,439	35,229